Exhibit 99.1

SeaWorld Entertainment, Inc. Reports First Quarter 2014 Results

Orlando, Fla. (May 14, 2014) — SeaWorld Entertainment, Inc. (NYSE: SEAS), a leading theme park and entertainment company, today reported financial results for the quarter ended March 31, 2014.

Release Highlights

•	Achieved record total revenue per capita of $69.72 in the first quarter of 2014, an increase of 2.2% over the same period in 2013.

•	Repurchased 1.75 million shares of common stock directly from selling stockholders affiliated with The Blackstone Group L.P. during a secondary offering on April 9, 2014. This most recent repurchase increases the total shares repurchased from such selling stockholders to 3.25 million since December 2013.

•	Declared a cash dividend of $0.20 per share on March 4, 2014, payable on April 1, 2014.

•	Declared a cash dividend of $0.21 per share, an increase of 5%, on May 13, 2014, payable on July 1, 2014.

•	Reaffirmed fiscal 2014 revenue guidance in the range of $1,490 million to $1,520 million and Adjusted EBITDA[1] in the range of $450 million to $465 million.

“The first quarter, which historically represents only 12%-15% of our full year attendance, came in as expected with the shift of Easter and the Spring Break holiday period into the second quarter. Based on the successful launch of our 50th Anniversary celebration, a strong mix of new attractions yet to open, the ongoing benefits of our pricing and yield management strategies, and a strong start to the second quarter, we remain on track to deliver our fourth consecutive year of record financial results,” Jim Atchison, President and Chief Executive Officer of SeaWorld Entertainment, Inc. said today. “As a result, we are reaffirming our fiscal 2014 revenue guidance to be in the range of $1,490 million to $1,520 million and our Adjusted EBITDA guidance to be in the range of $450 million to $465 million.”

“Our business development efforts are moving forward,” Jim Atchison continued. “The Company recently entered into an exclusive six-month Memorandum of Understanding to assess the viability of a multi-park development in the Middle East with a partner who has an established track record of opening and operating world-class attractions, and to finalize the terms of the agreement. We have worked diligently with our partner to identify the best theme park concepts and potential locations in the region and are moving forward into the next stage of the project.”

“In our media business, I am excited that our Sea Rescue™ television series, which has been seen by over 141 million viewers since its debut in 2012, was nominated for a Daytime Emmy® Award in the category of Outstanding Children’s Series by the National Academy of Television Arts & Sciences,” Jim Atchison added.

[1]	This earnings release includes several metrics, including Adjusted EBITDA, Adjusted Net Loss, Adjusted Net Loss per Diluted Share, and Free Cash Flow that are not calculated in accordance with Generally Accepted Accounting Principles in the U.S. (“GAAP”). See “Statement Regarding Non-GAAP Financial Measures” section at the end of this earnings release for the definitions of Adjusted EBITDA, Adjusted Net Loss, Adjusted Net Loss per Diluted Share, Free Cash Flow and their reconciliation to their respective most comparable financial measures calculated in accordance with GAAP.

First Quarter 2014 Results

For the first quarter of 2014, the Company generated revenue of $212.3 million, a decrease of $26.3 million, or 11%, versus the first quarter of 2013. Adjusted EBITDA was a loss of $15.8 million, compared to Adjusted EBITDA of $11.1 million in the first quarter of 2013. The Company reported a net loss of $49.4 million, or a loss of $0.56 per diluted share, for the three months ended March 31, 2014. Adjusted Net Loss[1] was $49.1 million, or a loss of $0.56 per diluted share. In the first quarter of 2013, the Company generated a net loss of $40.4 million, or a loss of $0.49 per diluted share. Free Cash Flow[1] was a deficit of $33.8 million for the first quarter of 2014 compared to a deficit of $8.1 million in the first quarter of 2013 primarily due to an increase of $14.5 million in capital expenditures related to future attractions.

The decrease in revenue was primarily driven by a 13.0% decrease in attendance, partially offset by a total revenue per capita increase of 2.2% from $68.19 in the first quarter of 2013 to an all-time record of $69.72 in the first quarter of 2014. Attendance in the first quarter was impacted by a shift in the timing of Easter into the second quarter of 2014, which caused a shift in the Spring Break holiday period for schools in many of the Company’s key source markets. Attendance was also impacted by adverse weather, particularly above average precipitation in the Florida market as well as below average temperatures in the Texas market for the first quarter of 2014.

Admission per capita, defined as admissions revenue divided by total attendance, increased by 3.6% from $43.56 in the first quarter of 2013 to $45.12 in the first quarter of 2014 primarily as a result of higher ticket pricing and the mix of ticket products sold. In-park per capita spending, calculated as food, merchandise and other revenue divided by total attendance, remained relatively flat at $24.60 in the first quarter of 2014 compared to $24.63 in the prior year quarter.

Other

On March 4, 2014, the Company’s Board of Directors declared a cash dividend of $0.20 per share, which was paid on April 1, 2014, to all common stockholders of record at the close of business on March 20, 2014.

On April 9, 2014, selling stockholders affiliated with The Blackstone Group L.P. completed an underwritten secondary offering of 17,250,000 shares of the Company’s common stock, including 2,250,000 shares that were offered and sold by the selling stockholders pursuant to the full exercise of the underwriters’ option to purchase additional shares. The selling stockholders received all of the net proceeds from the secondary offering and no shares were sold by the Company. The Company incurred approximately $0.7 million in expenses related to this secondary offering in the first quarter of 2014. Concurrently with the closing of the secondary offering, the Company repurchased 1,750,000 shares of its common stock directly from the selling stockholders in a private, non-underwritten transaction. These repurchased shares will be held by the Company as treasury stock at a cost of approximately $50.7 million.

On May 13, 2014, the Company’s Board of Directors approved a 5% increase to the quarterly cash dividend and declared a cash dividend of $0.21 per share, payable on July 1, 2014, to all common stockholders of record at the close of business on June 20, 2014.

Guidance

The following guidance is based on current management expectations. All financial guidance amounts are estimates subject to change, including as a result of matters discussed under the “Forward-Looking Statements” caption below and the Company undertakes no obligation to update its guidance. For the full year of 2014, the Company reaffirms its previously provided guidance and expects revenue to be in the range of $1,490 million to $1,520 million and Adjusted EBITDA to be in the range of $450 million to $465 million.

Conference Call

The Company will hold a conference call today, Wednesday, May 14 at 5 p.m. Eastern Time to discuss its first quarter 2014 financial results. The conference call will be broadcast live on the Internet and the release and conference call can be accessed via the Company’s website at seaworldentertainment.com by clicking on the “Investor Relations” link located on the upper right corner of that page. For those unable to participate in the live call, a replay of the webcast will be available after 8 p.m. Eastern Time May 14, 2014 via the “Investor Relations” section of seaworldentertainment.com. A replay of the call can also be accessed telephonically from 8 p.m. Eastern Time on May 14, 2014 through 11:59 p.m. Eastern Time on May 21, 2014 by dialing 1-877-870-5176 from anywhere in the U.S. or 1-858-384-5517 from international locations, conference code 2368775.

Statement Regarding Non-GAAP Financial Measures

This earnings release and accompanying financial statement tables include several supplemental non-GAAP financial measures, including Adjusted EBITDA, Adjusted Net Loss, Adjusted Net Loss per Diluted Share and Free Cash Flow. Adjusted EBITDA, Adjusted Net Loss, Adjusted Net Loss per Diluted Share and Free Cash Flow are not recognized terms under GAAP, should not be considered in isolation or as a substitute for a measure of liquidity or performance prepared in accordance with GAAP and are not indicative of net income or loss or net cash provided by operating activities as determined under GAAP. Adjusted EBITDA, Adjusted Net Loss, Adjusted Net Loss per Diluted Share, Free Cash Flow and other non-GAAP financial measures have limitations that should be considered before using these measures to evaluate the Company’s liquidity or financial performance. Adjusted EBITDA, Adjusted Net Loss, Adjusted Net Loss per Diluted Share, Free Cash Flow, as presented, may not be comparable to similarly titled measures of other companies due to varying methods of calculation.

Adjusted EBITDA is defined as net income (loss) before income tax expense, interest expense, depreciation and amortization, as further adjusted to exclude certain non-cash, and other items permitted in calculating covenant compliance under the indenture governing the Company’s existing senior notes and the credit agreement governing the Company’s senior secured credit facilities. Adjusted EBITDA is a material component of these covenants. Management presents Adjusted EBITDA because it believes that it provides additional information to investors about the calculation of and compliance with these financial covenants. Management also uses Adjusted EBITDA in connection with certain components of its executive compensation program. In addition, investors, lenders, financial analysts and rating agencies have historically used EBITDA-related measures in the Company’s industry, along with other measures to evaluate a company’s ability to meet its debt service requirement, to estimate the value of a company and to make informed investment decisions.

Adjusted Net Loss is defined as net income (loss) before the after-tax impact of the secondary offering costs. Adjusted Net Loss per Diluted Share is calculated by dividing Adjusted Net Loss for the period by the diluted shares outstanding. Management presents Adjusted Net Loss and Adjusted Net Loss per Diluted Share to eliminate the impact of items, net of tax, that management does not consider indicative of ongoing operating performance due to their inherent unusual nature or because they result from an event of a similar nature.

Free Cash Flow is defined as net cash provided by operating activities reduced by capital expenditures. Management presents Free Cash Flow because it believes it provides supplemental information to assist investors in analyzing the Company’s ability to generate liquidity from its operating activities. Free Cash Flow has limitations due to the fact that it does not represent the residual cash flow available for discretionary expenditures as it does not take into consideration certain other non-discretionary cash requirements, such as mandatory principal payments on the Company’s long-term debt.

The financial statement tables that accompany this press release include a reconciliation of non-GAAP financial measures to the applicable most comparable U.S. GAAP financial measures.

About SeaWorld Entertainment, Inc.

SeaWorld Entertainment, Inc. (NYSE: SEAS) is a leading theme park and entertainment company delivering personal, interactive and educational experiences that blend imagination with nature and enable its customers to celebrate, connect with and care for the natural world we share. The Company owns or licenses a portfolio of globally recognized brands including SeaWorld, Shamu and Busch Gardens. Over its more than 50-year history, the Company has built a diversified portfolio of 11 destination and regional theme parks that are grouped in key markets across the United States, many of which showcase its one-of-a-kind collection of approximately 86,000 marine and terrestrial animals. The Company’s theme parks feature a diverse array of rides, shows and other attractions with broad demographic appeal which deliver memorable experiences and a strong value proposition for its guests. In addition to its theme parks, the Company has recently begun to leverage its brands into media, entertainment and consumer products.

Copies of this and other news releases as well as additional information about SeaWorld Entertainment, Inc. can be obtained online at www.seaworldentertainment.com. Shareholders and prospective investors can also register to automatically receive the Company’s press releases, SEC filings and other notices by e-mail by registering at that website.

Forward-Looking Statements

In addition to historical information, this press release contains statements relating to future results (including certain projections and business trends) that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are subject to the “safe harbor” created by those sections. The Company generally uses the words “may”, “will”, “could”, “expect”, “anticipate”, “believe”, “estimate”, “plan”, “intend”, and similar expressions in this press release and any attachment to identify forward-looking statements. All statements, other than statements of historical facts included in this press release, including statements concerning plans, objectives, goals, beliefs, business strategies, future events, business conditions, results of operations, financial position and business outlook, earnings guidance, business trends and other information are forward-looking statements. The forward-looking statements are not historical facts, and are based upon current expectations, estimates and projections, and various assumptions, many of which, by their nature, are inherently uncertain and beyond management’s control. All expectations, beliefs and projections are expressed in good faith and the Company believes there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs and projections will result or be achieved and actual results may vary materially from what is expressed in or indicated by the forward-looking statements.

These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements contained in this press release, including among others: various factors beyond management’s control adversely affecting discretionary spending and attendance at the Company’s theme parks; inability to protect intellectual property or the infringement on intellectual property rights of others; incidents or adverse publicity concerning the Company’s theme parks; outbreak of infectious disease affecting the Company’s animals; change in federal and state regulations governing the treatment of animals; and other risks, uncertainties and factors set forth in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as such risks, uncertainties and factors may be updated in the Company’s periodic filings with the Securities and Exchange Commission (“SEC”).

Although the Company believes that these statements are based upon reasonable assumptions, it cannot guarantee future results and readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date of this press release. There can be no assurance that (i) the Company has correctly measured or identified all of the factors affecting its business or the extent of these factors’ likely impact, (ii) the available information with respect to these factors on which such analysis is based is complete or accurate, (iii) such analysis is correct or (iv) the Company’s strategy, which is based in part on this analysis, will be successful. Except as required by law, the Company undertakes no obligation to update or revise forward-looking statements to reflect new information or events or circumstances that occur after the date of this press release or to reflect the occurrence of unanticipated events or otherwise. Readers are advised to review the Company’s filings with the SEC (which are available from the SEC’s EDGAR database at www.sec.gov and via the Company’s website at www.seaworldentertainment.com).

Contacts:

Investor Relations Inquiries:

SeaWorld Entertainment, Inc.

855.797.8625

investors@seaworld.com

Media Inquiries:

Fred Jacobs

Vice President of Communications

Fred.Jacobs@SeaWorld.com

SOURCE SeaWorld Entertainment, Inc.

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	For the Three Months Ended March 31,		Change
	2014	2013	$	%
Net revenues:
Admissions	$137,386	$152,426	$(15,040)	(10%)
Food, merchandise and other	74,904	86,184	(11,280)	(13%)

Total revenues	212,290	238,610	(26,320)	(11%)

Costs and expenses:
Cost of food, merchandise and other revenues	16,760	19,828	(3,068)	(15%)
Operating expenses	167,912	173,260	(5,348)	(3%)
Selling, general and administrative	45,076	39,987	5,089	13%
Secondary offering costs	674	—	674	ND
Depreciation and amortization	41,276	41,408	(132)	(0%)

Total costs and expenses	271,698	274,483	(2,785)	(1%)

Operating loss	(59,408)	(35,873)	(23,535)	(66%)
Other loss (income), net	17	(73)	90	123%
Interest expense	20,046	28,606	(8,560)	(30%)

Loss before income taxes	(79,471)	(64,406)	(15,065)	(23%)
Benefit from income taxes	(30,040)	(24,046)	(5,994)	(25%)

Net loss	$(49,431)	$(40,360)	$(9,071)	(22%)

Loss per share:
Net loss per share, basic	$(0.56)	$(0.49)

Net loss per share, diluted	$(0.56)	$(0.49)

Weighted average commons shares outstanding:
Basic	88,415	82,768

Diluted	88,415	82,768

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(In thousands)

	For the Three Months Ended March 31,		Change
	2014	2013	$	%
Net loss	$(49,431)	$(40,360)	$(9,071)	(22%)
Benefit from income taxes	(30,040)	(24,046)	(5,994)	(25%)
Interest expense	20,046	28,606	(8,560)	(30%)
Depreciation and amortization	41,276	41,408	(132)	(0%)
Secondary offering costs (a)	674	—	674	ND
Advisory fees (b)	—	925	(925)	(100%)
Equity-based compensation expense (c)	762	320	442	138%
Other adjusting items (d)	—	111	(111)	(100%)
Other non-cash expenses (e)	908	4,147	(3,239)	(78%)

Adjusted EBITDA	$(15,805)	$11,111	$(26,916)	(242%)

Net loss	$(49,431)	$(40,360)	$(9,071)	(22%)
Secondary offering costs (a)	674	—	674	ND
Income taxes of certain non-GAAP adjustments	(362)	—	(362)	ND

Adjusted Net Loss	$(49,119)	$(40,360)	$(8,759)	(22%)

Net loss per share, diluted	$(0.56)	$(0.49)	$(0.07)	(14%)
Secondary offering costs (a)	0.01	—	0.01	ND
Income taxes of certain non-GAAP adjustments	(0.01)	—	(0.01)	ND

Adjusted Net Loss per share, diluted	$(0.56)	$(0.49)	$(0.07)	(14%)

Weighted average shares outstanding, diluted	88,415	82,768

Net cash provided by operating activities	$13,011	$24,174	$(11,163)	(46%)
Capital expenditures	46,827	32,319	14,508	45%

Free Cash Flow	$(33,816)	$(8,145)	$(25,671)	(315%)

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED BALANCE SHEET DATA

(In thousands)

	March 31, 2014	December 31, 2013
Cash and cash equivalents	$61,240	$116,841

Total assets	$2,544,501	$2,582,273

Long-term debt, including current maturities:
Term B-2 Loans	$1,394,462	$1,397,975
Revolving credit agreement	—	—
Senior Notes	260,000	260,000

Total long-term debt, including current maturities	$1,654,462	$1,657,975

Total stockholders’ equity	$587,411	$654,132

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED OTHER DATA

	For the Three Months Ended March 31,		Change
	2014	2013	$	%
Attendance (in thousands)	3,045	3,499	(454)	(13.0%)
Total revenue per capita (f)	$69.72	$68.19	$1.53	2.2%

ND-Not determinable

(a)	Reflects fees and expenses incurred by the Company prior to March 31, 2014 in connection with the secondary offering of common stock in April 2014. The selling stockholders received all of the net proceeds from the offering and the Company paid all expenses related to the offering, other than underwriting discounts and commissions. No shares were sold by the Company in the secondary offering.
(b)	Reflects historical fees paid to an affiliate of Blackstone under the 2009 Advisory Agreement. The 2009 Advisory Agreement was terminated on April 24, 2013 in connection with the Company’s initial public offering.
(c)	Reflects non-cash compensation expense associated with the grants of equity compensation.
(d)	Reflects costs related to the Company’s acquisition of the Knott’s Soak City Chula Vista water park and pre-opening costs related to Aquatica San Diego.
(e)	Reflects non-cash expenses related to miscellaneous asset write-offs which were expensed.
(f)	Calculated as total revenues divided by attendance.